PLAN OF ACQUISITION
SmallCap Value Fund I and
SmallCap Value Fund II

        The Board of Directors of Principal Funds, Inc., a Maryland corporation (the "Fund"), deems it advisable that SmallCap Value Fund II series of the Fund ("SmallCap Value II")
acquire all of the assets of SmallCap Value Fund I series of the Fund ("SmallCap Value I") in exchange for the assumption by SmallCap Value II of all of the liabilities of SmallCap Value I and shares issued by SmallCap Value II which are thereafter to be distributed by SmallCap
Value I pro rata to its shareholders in complete liquidation and termination of SmallCap Value
I and in exchange for all of SmallCap Value I's outstanding shares.
        SmallCap Value I will transfer to SmallCap Value II, and SmallCap Value II will acquire from SmallCap Value I, all of the assets of SmallCap Value I on the Closing Date and will assume from SmallCap Value I all of the liabilities of SmallCap Value I in exchange for the issuance of the number of shares of SmallCap Value II determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of SmallCap Value I in complete liquidation and termination of SmallCap Value
I and in exchange for all of SmallCap Value I's outstanding shares. SmallCap Value I will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by SmallCap Value I in proper form prior to the Closing Date shall be fulfilled by
SmallCap Value I.  Redemption requests received by SmallCap Value I thereafter will be treated as requests for redemption of those shares of SmallCap Value II allocable to the shareholder in question.
        SmallCap Value I will declare, and SmallCap Value II may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
        On the Closing Date, SmallCap Value II will issue to SmallCap Value I a number of full and fractional shares of SmallCap Value II, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of SmallCap Value
I.  The aggregate value of the net assets of SmallCap Value I and SmallCap Value II shall be determined in accordance with the then current Prospectus of the Fund as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.
        The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management Corporation, 650 8th Street at 3:00 p.m. Central Time
on November 4, 2010, or on such earlier or later date as fund management may determine.
The date on which the Closing is to be held as provided in this Plan shall be known as the
"Closing Date."
        In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for
SmallCap Value II or SmallCap Value I to fairly determine the value of its assets, the Closing
Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
        As soon as practicable after the Closing, SmallCap Value I shall (a) distribute on a pro rata basis to the shareholders of record of SmallCap Value I at the close of business on the Closing Date the shares of SmallCap Value II received by SmallCap Value I at the
Closing in exchange for all of SmallCap Value I's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.
        For purposes of the distribution of shares of SmallCap Value II to shareholders of
SmallCap Value I , SmallCap Value II shall credit its books an appropriate number its shares to the Fund of each shareholder of SmallCap Value I. No certificates will be issued for shares of SmallCap Value II. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of SmallCap Value I, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to
evidence the appropriate number of shares of SmallCap Value II to be credited on the books of SmallCap Value II in respect of such shares of SmallCap Value I as provided above.
        Prior to the Closing Date, SmallCap Value I shall deliver to SmallCap Value II a list setting forth the assets to be assigned, delivered and transferred to SmallCap Value II, including the securities then owned by SmallCap Value I and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by SmallCap
Value II pursuant to this Plan.
        All of SmallCap Value I's portfolio securities shall be delivered by SmallCap Value I's custodian on the Closing Date to SmallCap Value II or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to a Fund in the name of SmallCap Value II or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from SmallCap Value I at its custodian to SmallCap
Value II at its custodian. If on the Closing Date SmallCap Value I is unable to make good delivery to SmallCap Value II's custodian of any of SmallCap Value I's portfolio securities because such securities have not yet been delivered to SmallCap Value I's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and SmallCap Value I shall deliver to SmallCap
Value II's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to SmallCap Value II, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by
SmallCap Value II.
        This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of SmallCap Value I and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either
Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of SmallCap Value I no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of SmallCap Value I.
        Except as expressly provided otherwise in this Plan, SmallCap Value I will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan , including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the 4th day of November, 2010.

PRINCIPAL FUNDS, INC.
on behalf of the following Acquired
Fund:
SmallCap Value Fund I

By: /s/ Nora M. Everett
Nora M. Everett, President & CEO

PRINCIPAL FUNDS, INC.
on behalf of the following Acquiring
Fund:
SmallCap Value Fund II

By: /s/ Beth C. Wilson
Beth C. Wilson, Vice President & Secretary